EXHIBIT 99




FROM:    BALLY MANUFACTURING CORPORATION
         8700 West Bryn Mawr Avenue
         Chicago, IL  60631

         MWW/Strategic Communications, Inc.
         Public Relations - Tel. (201) 342-9500
         Contact:  Laurie Terry / Michael W. Kempner
____________________________________________________________________

                                          FOR IMMEDIATE RELEASE


BALLY MANUFACTURING WINS SHAREHOLDER APPROVAL TO CHANGE COMPANY'S
NAME TO BALLY ENTERTAINMENT CORPORATION

      Chicago, IL, May 17, 1994 -- Arthur M. Goldberg, Chairman, CEO and President of Bally Manufacturing Corporation (NYSE:BLY), announced today the approval by Bally's shareholders to change the name of the leading casino and fitness center operator to Bally Entertainment Corporation.
      Goldberg explained, "Bally's new name more accurately illustrates the company's success in the operation of world-class casinos.
      "Since our divestiture from all but our core businesses in 1990, Bally is no longer in the manufacturing business. As a result, Bally Entertainment Corporation is a stronger name that reflects the current and future direction of the company."
      Goldberg said that, "Further evidence of our commitment to the entertainment industry includes the company's investment in Tunica, Mississippi, New Orleans and other new gaming jurisdictions."
      Most recently Bally received licensing approval for its Belle of Orleans riverboat in New Orleans, Louisiana. This transaction followed the successful grand opening of the company's first water-based casino, Bally's Gambling Hall & Saloon in Tunica, Mississippi last December.
      Bally Manufacturing Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel and resorts in Atlantic City and Las Vegas, a dockside casino in Tunica, Mississippi and is in the process of building a riverboat casino in New Orleans, Louisiana to be opened in early 1995.
      Bally through its subsidiary, Bally's Health & Tennis, is also the world's largest commercial operator of fitness centers with approximately 350 facilities in the U.S. and Canada.

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